                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                    PRIME GROUP REALTY TRUST
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                                    N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

Michael W. Reschke
CHAIRMAN OF THE BOARD

                                 April 29, 1998

Dear Shareholder:

    You are cordially invited to attend the first Annual Meeting of Shareholders (the "Meeting") of Prime Group Realty Trust (the "Company") to be held on Friday, May 22, 1998, at 10:00 a.m., local time, at 35 West Wacker Drive, 35th Floor, Conference Room A, Chicago, Illinois. The purpose of the Meeting is to consider and vote upon proposals (i) to elect two Trustees, (ii) to ratify the appointment of the Company's independent auditors and (iii) to transact such other business as may properly come before the Meeting. Additional information with respect to these matters is set forth in the enclosed Proxy Statement.

    Whether or not you plan to attend the Meeting and regardless of the number of shares you own, it is important that your shares be represented at the Meeting. Therefore, after you read the enclosed Proxy Statement, I urge you to mark, date, sign, and return the enclosed Proxy Card to ensure that your vote on the important business matters to be considered at the Meeting will be recorded.

    The Board of Trustees appreciate your investment and your interest in the Company, and look forward to seeing you at the meeting.

                                              [SIGNATURE]
                                                   MICHAEL W. RESCHKE
                                                  CHAIRMAN OF THE BOARD

                            PRIME GROUP REALTY TRUST

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 22, 1998

To the Shareholders:

    Notice is hereby given that the Annual Meeting of Shareholders of Prime Group Realty Trust, a Maryland real estate investment trust (the "Company"), will be held at 35 West Wacker Drive, 35th Floor, Conference Room A, Chicago, Illinois on Friday, May 22, 1998, at 10:00 a.m., local time (the "Meeting"), to consider and take action on the following matters:

        1.  To elect two Class I Trustees for a term of three years each;

        2. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1998; and

        3. To transact such other business as may properly come before the Meeting and at any adjournment(s) thereof.

    Shareholders of record at the close of business on April 7, 1998 shall be entitled to notice of, and to vote at, the Meeting.

                                              By order of the Board of Trustees,

                                              [SIGNATURE]
                                              James F. Hoffman, SECRETARY

April 29, 1998

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK, DATE AND SIGN YOUR PROXY, AND RETURN IT PROMPTLY IN THE STAMPED ENVELOPE ENCLOSED FOR YOUR CONVENIENCE.

                            PRIME GROUP REALTY TRUST
                              77 WEST WACKER DRIVE
                                   SUITE 3900
                            CHICAGO, ILLINOIS 60601

                            ------------------------

                                PROXY STATEMENT
                                    FOR THE
                      1998 ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON MAY 22, 1998

    The enclosed proxy is solicited by and on behalf of the board of trustees (the "Board of Trustees" or the "Board") of Prime Group Realty Trust, a Maryland real estate investment trust (the "Company"), for use at the Annual Meeting of Shareholders (the "Meeting") to be held at 35 West Wacker Drive, 35th Floor, Conference Room A, Chicago, Illinois, on May 22, 1998 at 10 a.m., local time, and at any postponement(s) or adjournment(s) thereof, at which shareholders of record at the close of business on April 7, 1998 shall be entitled to vote. This Proxy Statement and accompanying Proxy Card are being mailed to shareholders on or about April 29, 1998. In addition, there is being mailed herewith, to each shareholder of record, the Company's Annual Report to Shareholders for 1997.

    Each proxy executed and returned by a shareholder may be revoked at any time before it is voted by timely submission of written notice of revocation or by submission of a duly executed proxy bearing a later date (in either case directed to the Secretary of the Company) or, if present at the Meeting, a shareholder may elect to revoke his or her proxy and vote shares personally. The principal executive offices of the Company are located at 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601.

    The cost of solicitation of proxies will be borne by the Company. The Company may use the services of its trustees, officers, employees and others to solicit proxies, personally or by telephone. Those persons will not be compensated specially for such services. Arrangements may also be made with brokerage houses and other custodians, nominees, fiduciaries and shareholders of record to forward solicitation material to the beneficial owners of shares held of record by such persons. The Company may reimburse such solicitors or holders for reasonable out-of-pocket expenses incurred by them in solicitation. The Company may pay reasonable and customary proxy solicitation fees to a third-party solicitation firm, if engaged.

    Only holders of record of the Company's common shares of beneficial interest, par value $.01 per share ("Common Shares"), on April 7, 1998 (the "Record Date") will be entitled to vote at the Meeting. As of the Record Date, the Company had 15,572,494 Common Shares outstanding and entitled to vote with respect to all matters to be acted upon at the Meeting. Each holder of Common Shares is entitled to one vote for each Common Share held by such holder. Under Maryland law, the presence of holders in person or by proxy representing a majority of all the votes entitled to be cast at the Meeting will constitute a quorum at the Meeting. Abstentions and "broker non-votes" (which occur when a nominee holding shares for a beneficial owner does not have discretionary voting power with respect to that matter and has not received instructions from the beneficial owner) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Assuming the presence of a quorum, (i) election of Trustees will require the affirmative vote of a plurality of all the votes cast by holders of Common Shares at the Meeting and
(ii) approval of the appointment of independent auditors will require the affirmative vote of a majority of all the votes cast for or against such proposals, with abstentions not being counted. Broker non-votes will not be counted at the Meeting other than for quorum purposes.

PRINCIPAL SECURITY HOLDERS OF THE COMPANY

    The following tables set forth certain information regarding the beneficial ownership of the Common Shares and of common units of limited partnership interests ("Common Units") in Prime Group Realty,

L.P., a Delaware limited partnership in which the Company is the managing general partner (the "Operating Partnership"), for (a) each person who is a shareholder of the Company beneficially owning more than five percent (5%) of the voting securities of the Company, (b) each named executive officer listed in the Summary Compensation Table presented below, (c) the Trustees of the Company and (d) the Trustees and executive officers of the Company as a group. Unless otherwise indicated in the footnotes, all of such interests are owned directly, and the indicated person or entity has sole voting and investment power. The number of Common Shares represents the number of Common Shares the person holds or the number of Common Shares into which Common Units held by such person are exchangeable (if, as discussed below, the Company elects to issue Common Shares rather than pay cash upon such exchange). The extent to which a person holds Common Shares as opposed to Common Units is set forth in the footnotes. The agreement of limited partnership of the Operating Partnership (the "Operating Partnership Agreement") provides that Common Units may be exchanged, subject to certain limitations, into Common Shares or, at the option of the Company, cash equal to the fair market value of a Common Share at the time of exchange.

    The following table sets forth information as to the persons known to the Company to be the beneficial owners of more than five percent (5%) of the Company's Common Shares and/or Common Units as of April 15, 1998.

                                                            NUMBER OF
                                                          COMMON SHARES/
                                                           COMMON UNITS                            PERCENT OF ALL
NAME AND ADDRESS OF                                        BENEFICIALLY        PERCENT OF ALL      COMMON SHARES/
BENEFICIAL OWNER                                             OWNED(1)         COMMON SHARES(2)     COMMON UNITS(3)
-----------------------------------------------------  --------------------  -------------------  -----------------
Primestone Investment Partners, L.P.(4)..............         7,944,893               33.8%               30.7%
The Prime Group, Inc.(5).............................         4,814,461               23.6%               18.6%
Michael W. Reschke(6)(7).............................         4,814,461               23.6%               18.6%
Cohen & Steers Capital Management, Inc.(8)...........         2,650,000               17.0%               10.3%
Southeastern Asset Management, Inc.(9)...............         1,850,000               11.9%                7.2%
Morgan Stanley, Dean Witter,
 Discover & Co.(10)..................................         1,462,300                9.4%                5.7%
Capital Growth Management Limited Partnership(11)....         1,217,500                7.8%                4.7%
Morgan Stanley Asset Management Inc.(10).............         1,004,600                6.5%                3.9%
AMVESCAP PLC(12).....................................           785,100                5.0%                3.0%

------------------------

 (1) The ownership of Common Shares reported herein is based upon filings with the Securities and Exchange Commission (the "Commission") and is subject to confirmation by the Company that such ownership did not violate the ownership restrictions in the Company's Declaration of Trust. Information presented does not include Common Shares that may be acquired upon conversion of the Company's Series A Cumulative Convertible Preferred Shares, par value $0.01 per share (the "Preferred Shares"). Preferred Shares may be converted to Common Shares on or after the earliest to occur of (i) September 17, 1998, (ii) the first day on which a Change of Control (as defined in the Company's Prospectus dated November 11, 1997 (the "Prospectus")) occurs, (iii) the occurrence of the REIT Termination Event (as defined in the Prospectus) or (iv) such date determined by the Company to convert all or any portion of such Preferred Shares into the number of fully paid and non-assessable Common Shares obtained by dividing the aggregate Liquidation Preference Amount (as defined in the Prospectus) of such shares by the conversion price by surrendering such shares to be converted. Such conversion rights shall expire at the close of business on the fifth business day prior to the redemption date fixed for such redemption. Information presented does not include Common Shares issuable upon exercise of options granted to the Company's executive officers and Trustees because none of such outstanding options are exercisable within 60 days of the date of the information presented above. The ownership of Common Units reported herein is derived from the transfer records maintained by the Operating Partnership based on information provided by the limited partners of the Operating Partnership (the "Limited Partners").

 (2) Information presented assumes exchange only of Common Units owned by such beneficial owner for Common Shares.

 (3) Information presented assumes exchange of all outstanding Common Units for Common Shares and does not include Common Shares issuable upon exercise of options granted to the Company's executive officers and Trustees because none of such outstanding options are exercisable within 60 days of the date of the information presented above. See "Compensation of Executives Share Incentive Plan." The Limited Partners have agreed not to exchange their Common Units for certain periods following completion of the Company's initial public offering without the consent of Prudential Securities Incorporated, on behalf of itself, Friedman, Billings, Ramsey & Co., Inc., Smith Barney Inc. and Morgan Keegan & Company, Inc., which participated in the Company's initial public offering (the "Underwriters"), and the Company. In addition, to protect the Company's real estate investment trust (" REIT") status, each holder of Common Units may not exchange such Common Units for Common Shares to the extent that such exchange would result in such holder's owning or being deemed to own, actively or constructively, more than 9.9% of the Common Shares (the "Ownership Limit"), unless such holder has been granted an exception to the Ownership Limit.

 (4) The address of Primestone Investment Partners, L.P. is 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601. The Common Shares shown for this entity are not beneficially owned because the Common Units held by such entity may not be exchanged for Common Shares until November 17, 1998 and are disclaimed for beneficial ownership purposes. In addition, certain of such Common Shares are also reflected in the number of Common Shares listed in this table as owned by (i) The Prime Group, Inc., which is a general partner of Primestone Investment Partners, L.P., and (ii) Michael
     W. Reschke, who is the Chairman and Chief Executive Officer of The Prime Group, Inc. Such Common Shares are shown to illustrate the beneficial ownership that would result from an exchange of Common Units for Common Shares by such person after such prohibition expires.

 (5) The address of The Prime Group, Inc. is 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601. The Common Shares shown for this entity are not beneficially owned because the Common Units attributable to such entity may not be exchanged for Common Shares until November 17, 1998 and are disclaimed for beneficial ownership purposes. In addition, such Common Shares are also reflected in the number of Common Shares listed in this table as beneficially owned by (i) Primestone Investment Partners, L.P., which is the nominal owner of the Common Units and of which The Prime Group, Inc. is a general partner, and (ii) Michael W. Reschke, who is the Chairman and Chief Executive Officer of The Prime Group, Inc. Such Common Shares are shown to illustrate the beneficial ownership that would result from an exchange of Common Units for Common Shares by such person after such prohibition expires.

 (6) The Common Shares shown for Mr. Reschke are not beneficially owned because the Common Units attributable to him may not be exchanged for Common Shares until November 17, 1998 and are disclaimed for beneficial ownership purposes. In addition, such Common Shares are also reflected in the number of Common Shares listed in this table as beneficially owned by (i) Primestone Investment Partners, L.P., which is the nominal owner of the Common Units and of which The Prime Group, Inc. is a general partner, and
     (ii) The Prime Group, Inc., of which Mr. Reschke is the Chairman and Chief Executive Officer. Such Common Shares are shown to illustrate the beneficial ownership that would result from an exchange of Common Units for Common Shares by such person after such prohibition expires.

 (7) The address of Mr. Reschke is 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601. Mr. Reschke has also received certain options pursuant to the Share Incentive Plan which options begin vesting in installments on November 17, 1998 and which are excluded from this table. See "Management--Share Incentive Plan."

 (8) The address of Cohen & Steers Capital Management, Inc. ("Cohen & Steers") is 757 Third Avenue, New York, NY 10017. Information presented is based on a Schedule 13G filed with the Commission on February 12, 1998, as amended on April 9, 1998 by Cohen & Steers. The Schedule 13G indicates that Cohen & Steers has sole voting power over 2,602,000 Common Shares and sole dispositive power over 2,650,000 Common Shares.

 (9) Information presented is based on a Schedule 13G filed with the Commission on February 12, 1998 by Southeastern Asset Management, Inc. ("Southeastern"), Longleaf Partners Realty Fund ("Longleaf") and O. Mason Hawkins. The Schedule 13G indicates that Southeastern and Longleaf have shared voting and dispositive power for all 1,850,000 Common Shares and each beneficially owns the Common Shares. The Schedule 13G indicates that
     O. Mason Hawkins filed the Schedule 13G in the event he could be deemed a controlling person of Southeastern. Mr. Hawkins disclaims such control and the Schedule 13G indicates that he does not directly or indirectly own any Common Shares or share in any voting or dispositive powers. The address for all three filers is at 6410 Poplar Ave., Suite 900, Memphis, TN 38119.

 (10) Information presented is based on a Schedule 13G filed with the Commission on January 14, 1998 by Morgan Stanley, Dean Witter, Discover & Co. ("MSDW") and Morgan Stanley Asset Management Inc. ("Morgan Stanley"). The
      Schedule 13G indicates that MSDW beneficially owns 1,462,300 Common Shares, has shared voting power over 1,296,100 Common Shares and has shared dispositive power over 1,462,300 Common Shares. The Schedule 13G further indicates that Morgan Stanley beneficially owns 1,004,600 Common Shares, has shared voting power over 166,200 Common Shares and has shared dispositive power over 1,004,600 Common Shares. The Schedule 13G indicates that both MSDW and Morgan Stanley are investment advisors and that Morgan Stanley is a wholly-owned subsidiary of MSDW. The address of MSDW is 1585 Broadway, New York, NY 10036. The address of Morgan Stanley is 1221 Avenue of the Americas, New York, NY 10020.

 (11) The address of Capital Growth Management Limited Partnership ("Capital Growth") is One International Place, Boston, MA 02110. Information presented is based on a Schedule 13G filed with the Commission on February 12, 1998 by Capital Growth. The Schedule 13G indicates that Capital Growth has sole voting power and shared dispositive power over 1,217,500 Common Shares. The Schedule 13G further indicates that Capital Growth is an investment company and is of the view that it and the clients whose accounts it manages, should not be required to attribute to each other their beneficially owned securities. Thus, while disclaiming any beneficial interest in the Common Shares, Capital Growth filed the 13G voluntarily.

 (12) Information presented is based on a Schedule 13G filed with the Commission on February 11, 1998 by AMVESCAP PLC, AVZ, Inc., AIM Management Group, Inc., AMVESCAP Group Services, Inc., INVESCO, Inc., INVESCO North American Holdings, Inc., INVESCO Capital Management, Inc., INVESCO Funds Group, Inc., INVESCO Management and Research, Inc., and INVESCO Realty Advisors, Inc. The Schedule 13G indicates that AMVESCAP PLC is a parent holding company of the other filers and that all filers beneficially own 785,100 Common Shares and have shared voting and dispositive power on the same. The address of all filers is 11 Devonshire Square, London EC2M 4YR, England.

    The following table sets forth the beneficial ownership of Common Shares as of April 15, 1998 by the Company's current Trustees and the named executive officers named in the Summary Compensation Table below.

                                                            NUMBER OF
                                                          COMMON SHARES/
                                                           COMMON UNITS                            PERCENT OF ALL
NAME OF                                                    BENEFICIALLY        PERCENT OF ALL      COMMON SHARES/
BENEFICIAL OWNER                                             OWNED(1)         COMMON SHARES(2)     COMMON UNITS(3)
-----------------------------------------------------  --------------------  -------------------  -----------------
Michael W. Reschke(4)(5)(6)..........................         4,814,461               23.6%               18.6%

Richard S. Curto(5)(7)...............................             5,000              --                  --

William M. Karnes(5).................................            20,000                 .1%                 .1%

Jeffrey A. Patterson(4)(5)...........................           110,000                 .7%                 .4%

Kevork M. Derderian(5)...............................             6,000              --                  --

Edward S. Hadesman(4)(5)(8)..........................           860,161                5.2%                3.3%

Stephen J. Nardi(4)(5)(9)............................           927,100                5.6%                3.6%

Jacque M. Ducharme(5)................................           --                   --                  --

Christopher J. Nassetta(5)...........................           --                   --                  --

Thomas J. Saylak(5)..................................           --                   --                  --

James R. Thompson(5).................................           --                   --                  --

Trustees and Executive Officers of the Company as a
 group (21 persons)..................................         6,743,722               30.2%               26.1%

------------------------

(1) The ownership of Common Shares reported herein is based upon filings with the Commission and is subject to confirmation by the Company that such ownership did not violate the ownership restrictions in the Company's Declaration of Trust. The ownership of Common Units reported herein is derived from the transfer records maintained by the Operating Partnership based on information provided by the Limited Partners. Information presented does not include Common Shares issuable upon exercise of options granted to the Company's executive officers and Trustees because none of such outstanding options are exercisable within 60 days of the date of the information presented above.

(2) Assumes exchange only of Common Units owned by such beneficial owner for Common Shares.

(3) Information presented assumes exchange of all outstanding Common Units for Common Shares and does not include Common Shares issuable upon exercise of options granted to the Company's executive officers and Trustees because none of such outstanding options are exercisable within 60 days of the information presented above. See "Compensation of Executives--Share Incentive Plan." The Limited Partners have agreed not to exchange their Common Units for certain periods following completion of the Company's initial public offering without the consent of the Company and Prudential Securities Incorporated, on behalf of the Underwriters. In addition, to protect the Company's REIT status, each holder of Common Units may not exchange such Common Units for Common Shares to the extent that such exchange would result in such holder's exceeding the Ownership Limit, unless such holder has been granted an exception to the Ownership Limit.

(4) The Common Shares shown for this person are not beneficially owned because the Common Units held by such person may not be exchanged for Common Shares until November 17, 1998 and are disclaimed for beneficial ownership purposes. Such Common Shares are shown to illustrate the beneficial ownership resulting from an exchange of Common Units for Common Shares by such person after such prohibition expires.

(5) This person has also received certain options pursuant to the Share Incentive Plan which options begin vesting in installments beginning one year after the completion of the Company's initial public offering of Common Shares on November 17, 1998 (the "Offering") and as a result are excluded from this table. See "Management--Share Incentive Plan."

(6) This person owns a controlling interest in The Prime Group, Inc., and therefore may be deemed to beneficially own the Common Units that are beneficially owned by The Prime Group, Inc.

(7) These shares are owned by Mr. Curto under the Illinois Uniform Gift to Minors Act, 2,500 shares for each of his two sons. This person also has a right to receive a substantial, but not a controlling, interest in The Prime Group, Inc., and therefore will not be deemed to beneficially own the Common Units that are beneficially owned by The Prime Group, Inc.

(8) The Common Units shown for Mr. Hadesman include an aggregate of 397,118 Common Units which are held in separate trusts for his spouse and children. Mr. Hadesman disclaims beneficial ownership of such Common Units.

(9) The GP Common Units (as defined in the Prospectus) beneficially owned by Mr. Nardi, an affiliate of a limited liability company which serves as a general partner of the Company (the "NAC General Partner"), are not exchangeable for Common Shares; however, this amount illustrates the common equity of the Operating Partnership beneficially owned by Mr. Nardi.

    As of April 15, 1998, Security Capital Preferred Growth Incorporated owned 2,000,000 shares of the Company's Convertible Preferred Shares, representing 100% of the outstanding shares of such class. On or after September 17, 1998, holders of Convertible Preferred Shares will have the right, subject to ownership and transfer restrictions in the Company's Declaration of Trust, intended to allow the Company to maintain its status as a REIT, to convert all or any of their Convertible Preferred Shares into Common Shares, initially at the conversion price of $20.00 per Common Share, subject to certain adjustments.

    Except as described above, no Trustee or officer of the Company owns any shares of any other class of the Company's equity securities.

                              ELECTION OF TRUSTEES

    Pursuant to the Amended and Restated Bylaws of the Company, the Board of Trustees may determine the number of Trustees of the Company, which shall not be less than three. Currently, the Board of Trustees has set the number of Trustees at seven. Trustees are divided into three classes serving staggered three-year terms of office. The Board of Trustees proposes the election of two Class I Trustees at this Meeting, each to hold office for a three-year term until the 2001 Annual Meeting of Shareholders and until his successor is duly elected and qualified. Class II and Class III Trustees will be elected at the Annual Meetings to be held in 1999 and 2000, respectively, for three-year terms, and until their respective successors are duly elected and qualified. It is intended that the accompanying form of Proxy will be voted for the nominees set forth below, each of whom is currently a Trustee of the Company. If some unexpected occurrence should make necessary, in the Board of Trustees' judgment, the substitution of some other person or persons for any of the nominees, shares will be voted for such other person or persons as the Board of Trustees may select. The Board of Trustees is not aware that any nominee may be unable or unwilling to serve as a Trustee. The following sets forth certain information with respect to each nominee and also with respect to each Trustee whose term of office will continue after the Meeting.

NOMINEES FOR ELECTION

                                                                                             YEAR TERM OF
                                                               PRINCIPAL OCCUPATION             OFFICE        SERVED AS A
NAME                                            AGE              AND POSITION HELD            WILL EXPIRE    TRUSTEE SINCE
-------------------------------------------     ---     -----------------------------------  -------------  ---------------
Michael W. Reschke.........................     42      Chairman of the Board, Trustee              1998            1997

Jacque M. Ducharme.........................     48      Independent Trustee                         1998            1997

    MICHAEL W. RESCHKE. Michael W. Reschke has served as the Chairman of the Board of Trustees of the Company since November 1997. Mr. Reschke founded The Prime Group, Inc., an Illinois corporation ("PGI") in 1981 and, since that time, has acted as PGI's Chairman and Chief Executive Officer. Mr. Reschke is also Chairman of the Executive Committee of PGI and is Chairman of the Board of Prime Retail, Inc. (NYSE: PRT) and Brookdale Living Communities, Inc. (Nasdaq: BLCI) and a member of the Board of Directors of Ambassador Apartments, Inc. For approximately the last 17 years, Mr. Reschke has directed and managed the acquisition, development, finance, construction, leasing, marketing, renovation, and property management activities of PGI. Mr. Reschke is licensed to practice law in the State of Illinois and is a certified public accountant. Mr. Reschke is a member of the Chairman's Roundtable and the Executive Committee of the National Realty Committee and is a full member of the Urban Land Institute. Mr. Reschke also serves on the Board of Visitors of the University of Illinois Law School.

    JACQUE M. DUCHARME. Jacque M. Ducharme has served as a Trustee of the Company since November 1997. Since 1972, Mr. Ducharme has been employed by Julien J. Studley, Inc., a real estate corporate and tenant services firm, where he currently serves as Senior Executive Vice President and is the Chicago and Midwest Regional Manager. His clients include some of the largest companies in the Chicago Metropolitan Area, including Quaker Oats, Arthur Andersen and First Chicago. Mr. Ducharme is a past president of the Chicago Office Leasing Brokers Association.

    THE BOARD OF TRUSTEES OF THE COMPANY RECOMMENDS A VOTE FOR REELECTION OF MESSRS. RESCHKE AND DUCHARME AS TRUSTEES OF THE COMPANY WITH TERMS EXPIRING IN 2001.

TRUSTEES WHOSE TERM OF OFFICE WILL CONTINUE AFTER THE MEETING

                                                                                             YEAR TERM
                                                                                             OF OFFICE   SERVED AS A
                                                                                                WILL       TRUSTEE
NAME                                         AGE     PRINCIPAL OCCUPATION AND POSITION HELD    EXPIRE       SINCE
----------------------------------------     ---     --------------------------------------  ----------  ------------
Richard S. Curto........................     46      President, Chief Executive Officer,        1999         1997
                                                     Trustee
Stephen J. Nardi........................     68      Trustee                                    2000         1997
Christopher J. Nassetta.................     35      Independent Trustee                        1999         1997
Thomas J. Saylak........................     37      Independent Trustee                        2000         1997
James R. Thompson.......................     61      Independent Trustee                        2000         1997

    RICHARD S. CURTO. Richard S. Curto has served as President, Chief Executive Officer and Trustee of the Company since November 1997. Mr. Curto served as Executive Vice President of PGI from May 1994 to November 1997. After joining PGI, Mr. Curto was responsible for the capital markets transactions and other project-related financings of PGI. From September 1981 to April 1994, Mr. Curto was employed by Kemper Financial Services, a $65 billion money management firm overseeing the activities of the lending and equity investment group related to real property, most recently serving as Senior Vice President. Mr. Curto held various positions with Northwestern Mutual Life Insurance Co. in the Real Estate Department prior to 1981. Mr. Curto is a member of the Urban Land Institute and the National Realty Committee.

    STEPHEN J. NARDI. Stephen J. Nardi has served as Trustee and Vice Chairman of the Board since November 1997. For the past thirty-five years, Mr. Nardi has served as President and Chief Executive Officer of The Nardi Group Ltd., a corporate real estate development firm which has designed, built and managed millions of square feet of properties throughout the Chicago Metropolitan Area and other parts of the country. Mr. Nardi is a member of the Chicago Real Estate Board, the National Association of Realtors, the Society of Industrial and Office Realtors, National Association of Industrial and Office Parks and the Urban Land Institute. Mr. Nardi is the father of S. Craig Nardi, the Senior Vice President-- Industrial Marketing and Leasing of the Company.

    CHRISTOPHER J. NASSETTA. Christopher J. Nassetta has served as a Trustee of the Company since November 1997. From October 1995 to the present, Mr. Nassetta has acted as the Executive Vice President and Chief Operating Officer of Host Marriott Corporation, where he is responsible for acquisitions, real estate operations, asset management, lodging partnerships and administration and serves on its Executive Committee. From October 1991 through October 1995, Mr. Nassetta served as President of Bailey Capital Corporation, a real estate investment and advisory firm that he co-founded, where he oversaw all operations. Prior to founding Bailey Capital Corporation, Mr. Nassetta was employed by The Oliver Carr Company, a commercial real estate company, for seven years, where he served as Development Director, Vice President and Regional Partner and ultimately Chief Development Officer, as well as serving on its management committee. Mr. Nassetta serves on the McIntire School of Commerce Advisory Board for the University of Virginia.

    THOMAS J. SAYLAK. Thomas J. Saylak has served as a Trustee of the Company since November 1997. Mr. Saylak is presently a Senior Managing Director of The Blackstone Group and of Blackstone Real Estate Advisors. Since joining Blackstone Real Estate Advisors in 1993, Mr. Saylak's major accomplishments include creating the Interstone Hotel acquisitions joint venture, as well as leading the multi-billion dollar restructurings of two large regional mall owners, Edward J. DeBartolo Corp. and Cadillac Fairview, Inc. Prior to joining Blackstone Real Estate Advisors, from 1987 to 1993, Mr. Saylak was a principal in Trammell Crow Ventures, the investment advisory arm of Trammell Crow Company, a real estate development and management firm, where he completed over $3.0 billion of real estate acquisitions and financings and led the firm's Distressed Portfolio Initiative. Mr. Saylak currently serves as a director of Interstate Hotel Corporation and Cadillac Fairview, Inc. Mr. Saylak also serves on the Executive Committee of the National Realty Committee and is a charter member of The Columbia Real Estate Forum.

    GOVERNOR JAMES R. THOMPSON. James R. Thompson has served as a Trustee of the Company since November 1997. Governor Thompson is the Chairman of the law firm of Winston & Strawn and has been a partner with the firm since 1991. Prior to joining Winston & Strawn, Governor Thompson served as the Governor of Illinois from 1977-1991. Governor Thompson serves on the board of directors of FMC Corporation, the Chicago Board of Trade, Jefferson Smurfit Group (Dublin), International Advisory Council of the Bank of Montreal, Pechiney International, Prime Retail, Inc., Union Pacific Resources Company, Hollinger International, Inc. and American National Can Co. Governor Thompson received his Juris Doctorate degree from the Northwestern University Law School.

INFORMATION REGARDING MEETINGS AND COMMITTEES OF THE BOARD OF TRUSTEES

    The Company's Board of Trustees has established an Audit Committee, an Executive Committee, an Executive Compensation Committee and a Committee of Independent Trustees. The Company does not have a nominating committee.

    AUDIT COMMITTEE. The Audit Committee consists of Messrs. Ducharme, Nassetta and Saylak, and has responsibility for making recommendations concerning the engagement of independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees, and reviewing the adequacy of the Company's internal accounting controls.

    EXECUTIVE COMMITTEE. The Executive Committee consists of Messrs. Reschke, Curto and Nardi. The Executive Committee has been granted certain authority to acquire and dispose of real property and the power to authorize, on behalf of the full Board of Trustees, the execution of certain contracts and agreements, including those related to the borrowing of money by the Company, and consistent with the Operating Partnership Agreement, to cause the Operating Partnership to take such actions.

    EXECUTIVE COMPENSATION COMMITTEE. The Executive Compensation Committee consists of Messrs. Ducharme, Nassetta and Saylak and has responsibility for determining the compensation for the Company's executive officers. It also administers the Company's Share Incentive Plan (the "Share Incentive Plan").

    COMMITTEE OF INDEPENDENT TRUSTEES. The Committee of Independent Trustees consists of Messrs. Ducharme, Nassetta, Saylak and Thompson. The Committee of Independent Trustees was established to consider and approve or reject, on behalf of the full Board of Trustees, any proposed transactions between the Company and any of its shareholders, trustees, officers or employees.

    In the period from the Company's November 17, 1997 initial public offering through December 31, 1997, no meetings were held by the Audit Committee, Executive Committee, Executive Compensation Committee, or the Committee of Independent Trustees. The Board of Trustees held one meeting during this period on December 10, 1997. All Trustees of the Company attended or participated telephonically in the meeting, except Thomas J. Saylak.

COMPENSATION OF TRUSTEES

    The Company pays its Trustees who are not employees of the Company or affiliated with PGI or the Company a fee for their services as Trustees. Such persons receive annual compensation of $26,000 plus a fee of $1,000 for attendance at each meeting of the Board of Trustees and $500 for attendance at each committee meeting, and receive reimbursement of all travel and lodging expenses related to their attendance at both Board and committee meetings.

    Pursuant to the Share Incentive Plan, the Company granted options to purchase 5,000 Common Shares to non-employee Trustees as follows (with the number of Common Shares to be issued upon exercise thereof indicated parenthetically): Christopher J. Nassetta (5,000), Jacque M. Ducharme (5,000), James R. Thompson (5,000) and Thomas J. Saylak (5,000). The options will vest at a rate of 33.3% per year over three years commencing on November 17, 1998 and will have a term of ten years. The exercise price of such options is $20.00 per share, which represents the initial public offering price for the Common Shares. See "Compensation of Executives--Share Incentive Plan."

    The Company has entered into a consulting agreement with Stephen J. Nardi, a Trustee of the Company. The consulting agreement has a term of two years and requires Mr. Nardi to devote substantially all of his time and energy to performing consulting services on behalf of the Company. In addition to an initial base fee of $200,000 per annum, Mr. Nardi is entitled to receive additional incentive compensation in an amount up to 100% of his base fee based on achievement of such corporate and individual goals and objectives as are established by the Board of Trustees or its Executive Compensation Committee. The consulting agreement contains non-compete provisions for two years following termination of the consulting agreement. In addition, the Executive Compensation Committee has, pursuant to the consulting agreement, granted Mr. Nardi 75,000 options to purchase Common Shares and will grant him 2,500 Common Shares each year of the initial term of the consulting agreement.

                           COMPENSATION OF EXECUTIVES

EXECUTIVE OFFICERS

    The following table sets forth certain information concerning each of the Company's executive officers and key employees serving in such capacities:

NAME                                                      AGE                           POSITION
-----------------------------------------------------     ---     -----------------------------------------------------
Michael W. Reschke...................................     42      Chairman of the Board, Trustee
Richard S. Curto.....................................     46      President and Chief Executive Officer, Trustee
William M. Karnes....................................     52      Executive Vice President and Chief Financial Officer
Jeffrey A. Patterson.................................     38      Executive Vice President and Chief Investment Officer
Kevork M. Derderian..................................     47      President--Office Division
Edward S. Hadesman...................................     65      President--Industrial Division
John O. Wilson.......................................     38      President--Prime Group Realty Services, Inc.
Donald H. Faloon.....................................     51      Executive Vice President--Development
Murray J. Alscher....................................     41      Senior Vice President--Acquisitions
Steven R. Baron......................................     49      Senior Vice President--Marketing and Leasing/ CBD
                                                                  Office
Philip A. Hoffer.....................................     48      Senior Vice President--Real Estate Operations
James F. Hoffman.....................................     35      Senior Vice President--General Counsel and Secretary
Tucker B. Magid......................................     32      Senior Vice President--Industrial Development
S. Craig Nardi.......................................     34      Senior Vice President--Industrial Marketing and
                                                                  Leasing
Faye I. Oomen........................................     49      Senior Vice President--Development and Leasing/
                                                                  Suburban Office
Roy P. Rendino.......................................     41      Senior Vice President--Finance and Chief Accounting
                                                                  Officer
Christopher "Kit" J. Sultz...........................     32      Senior Vice President--Industrial Operations

    MICHAEL W. RESCHKE. Michael W. Reschke has served as the Chairman of the Board of Trustees of the Company since November 1997. Mr. Reschke founded PGI in 1981 and, since that time, has acted as PGI's Chairman and Chief Executive Officer. Mr. Reschke is also Chairman of the Executive Committee of PGI and is Chairman of the Board of Prime Retail, Inc. (NYSE: PRT) and Brookdale Living Communities, Inc. (Nasdaq: BLCI) and a member of the Board of Directors of Ambassador Apartments, Inc. For approximately the last 17 years, Mr. Reschke has directed and managed the acquisition, development, finance, construction, leasing, marketing, renovation, and property management activities of PGI. Mr. Reschke is licensed to practice law in the State of Illinois and is a certified public accountant. Mr. Reschke is a member of the Chairman's Roundtable and the Executive Committee of the National Realty Committee and is a full member of the Urban Land Institute. Mr. Reschke also serves on the Board of Visitors of the University of Illinois Law School.

    RICHARD S. CURTO. Richard S. Curto serves as President, Chief Executive Officer and Trustee of the Company. Mr. Curto served as Executive Vice President of PGI from May 1994 to November 1997. After joining PGI, Mr. Curto was responsible for the capital markets transactions and other project-related financings of PGI. From September 1981 to April 1994, Mr. Curto was employed by Kemper Financial Services, a $65 billion money management firm overseeing the activities of the lending and equity investment group related to real property, most recently serving as Senior Vice President. Mr. Curto held various positions with Northwestern Mutual Life Insurance Co. in the Real Estate Department prior to 1981. Mr. Curto is a member of the Urban Land Institute and the National Realty Committee.

    WILLIAM M. KARNES. William M. Karnes serves as Executive Vice President and Chief Financial Officer of the Company. From June 1997 to immediately prior to the Offering, Mr. Karnes was employed by PGI as an Executive Vice President. From April 1996 to June 1997, Mr. Karnes served as Senior Vice President, Finance and Chief Financial Officer of Capstar Hotel Company. From 1994 to April 1996, Mr. Karnes served as Senior Vice President and Chief Financial Officer of Tucker Properties Corporation, a publicly traded REIT. From 1991 to 1994, Mr. Karnes served as Senior Vice President, Finance and Administration for Banyan Management Corp., a company that provides management services for five public REITs and three master limited partnerships. Prior to that, from 1989 to 1991, Mr. Karnes served as Chief Operating Officer of Miglin-Beiter, Inc., a private real estate development, management and leasing firm. Mr. Karnes is a member of the Urban Land Institute.

    Jeffrey A. Patterson. Jeffrey A. Patterson serves as Executive Vice President and Chief Investment Officer of the Company. From 1989 to immediately prior to the Offering, Mr. Patterson was Executive Vice President of PGI, with primary responsibility for the acquisition, financing and redevelopment of office and mixed-use properties. Mr. Patterson was asset manager for PGI's office properties and has provided real estate advisory services for several major institutional investors related to office buildings. Prior to joining PGI, Mr. Patterson served as Director of Development in Tishman Speyer Properties' Chicago office and as a Senior Financial Analyst at Metropolitan Life Insurance Company's Real Estate Investment Group. Mr. Patterson is an associate member of the Urban Land Institute.

    Kevork M. Derderian. Kevork M. Derderian serves as President--Office Division of the Company. From 1989 to immediately prior to the Offering, Mr. Derderian was employed by Continental Offices Ltd. ("Continental"), most recently serving as its President and Chief Executive Officer. At Continental, he oversaw all business operations, including office property management, leasing and construction. Continental managed in excess of $650.0 million in properties. Mr. Derderian is a member of the Urban Land Institute and BOMA International, and a member of the board of the U.S. Green Building Council.

    Edward S. Hadesman. Edward S. Hadesman serves as President--Industrial Division of the Company. In such capacity, Mr. Hadesman is responsible for the acquisition, development, operation of the properties and the management personnel of the Industrial Division. Prior to joining the Company, Mr. Hadesman was the President and Chief Executive of Industrial Building and Development Company ("IBD"), which he formed in 1965. IBD owned, operated leased and managed in excess of 1.1 million square feet and developed and constructed over 1.6 million square feet, consisting primarily of high quality warehouse, distribution, manufacturing and office buildings. Mr. Hadesman, as founder and President of IBD, personally supervised all aspects of IBD's business, including development, leasing, acquisition and management.

    John O. Wilson. John O. Wilson serves as President--Prime Group Realty Services, Inc. of the Company. From January 1995 to immediately prior to the Offering, Mr. Wilson served as President of PGI's Corporate Real Estate Services department. Over a 15-year period prior to joining PGI, Mr. Wilson served as President and Chief Executive Officer of Realsource, Inc., a regional real estate service firm, which he co-founded in 1981. Mr. Wilson's responsibilities included overseeing all aspects of property marketing, corporate client services and the implementation of management plans. Prior to 1981, Mr. Wilson was an officer in the Chicago office of Cushman & Wakefield. He is a Charter Member of the Chicago Office Leasing Brokers Association and The International Development and Research Council.

    Donald H. Faloon. Donald H. Faloon serves as Executive Vice President--Development of the Company. From January 1989 to immediately prior to the Offering, Mr. Faloon was employed by PGI in its commercial development activities. Previous responsibilities for PGI included overseeing PGI's Diagonal Mar project in Barcelona, Spain and serving as Executive Project Manager for the 77 West Wacker Drive Building. Prior to joining PGI, Mr. Faloon had 17 years of experience in the management of real estate development at Homart Development Co. and Urban Investment and Development Co.

    Murray J. Alscher. Murray J. Alscher serves as Senior Vice President--Acquisitions for the Company. From April 1997 to immediately prior to the Offering, Mr. Alscher acted as a consultant to PGI in its acquisition efforts. From November 1996 to April 1997, Mr. Alscher was a self-employed real estate consultant. From May 1983 through November 1996, Mr. Alscher was employed (most recently as Senior Vice President) by Metropolitan Structures, a private real estate investment, development and management company, where he was responsible for investment, development and asset management matters.

    Steven R. Baron. Steven R. Baron serves as Senior Vice President--Marketing and Leasing/CBD Office of the Company. From December 1996 to immediately prior to the Offering, Mr. Baron was employed by PGI as Senior Vice President responsible for commercial development and sales at a 2650-acre planned development in Huntley, Illinois. From February 1996 to December 1996, he served as Senior Vice President of Benjamin E. Sherman & Sons, a real estate company, where he oversaw the management portfolio and leasing activity. From February 1994 to December 1995, he was the Managing Director of PM Realty Group's Midwest Division where he oversaw the leasing and management portfolio. From 1988 to 1994, Mr. Baron was employed by PGI as Executive Vice President responsible for the leasing and marketing of the 77 West Wacker Drive Building. Mr. Baron is a licensed real estate broker and is an instructor at Kellogg School of Management where he lectures on commercial real estate development, leasing and marketing.

    Philip A. Hoffer. Philip A. Hoffer serves as Senior Vice President--Real Estate Operations of the Company. From February 1996 to immediately prior to the Offering, Mr. Hoffer was Vice President and Chief Operating Officer of Continental, where he was responsible for all real estate operations including asset management, construction and leasing for the owned and third party portfolio. From 1989 to 1996, Mr. Hoffer served as Chief Operating Officer for Insignia/Frain Camins & Swartchild, where he oversaw third party institutional property management and leasing for 13 million square feet of office, industrial and retail space located in Chicago and Los Angeles.

    James F. Hoffman. James F. Hoffman serves as Senior Vice President--General Counsel and Secretary of the Company. From January 1991 to immediately prior to the Offering, Mr. Hoffman served as Assistant General Counsel of PGI. Prior to his employment with PGI, Mr. Hoffman was an associate with the law firm of Mayer, Brown & Platt from September 1987 to December 1990.

    Tucker B. Magid. Tucker B. Magid serves as Senior Vice President--Industrial Development of the Company. In such capacity, he is responsible for overseeing the development activities of the industrial division. From 1991 to immediately prior to the Offering, Mr. Magid was Senior Vice President of IBD, where he was responsible for the management, leasing and operations of the approximately 1.2 million square foot industrial portfolio and development of the Motorola Building and Libertyville Business Park. Mr. Magid is a member of the Association of Industrial Real Estate Brokers ("AIREB").

    S. Craig Nardi. S. Craig Nardi serves as Senior Vice President--Industrial Marketing and Leasing of the Company. From 1989 to immediately prior to the Offering, Mr. Nardi served as Vice President of Operations of The Nardi Group Ltd., a corporate real estate development firm, and as Executive Vice President of Nardi Asset Management, the property management arm of The Nardi Group Ltd. Prior to joining The Nardi Group Ltd. and Nardi Asset Management, Mr. Nardi worked as a real estate broker in New York City. Mr. Nardi is a member of the International Association of Corporate Real Estate Executives, the National Association of Industrial and Office Parks and the Elmhurst Economic Development Corporation. Mr. Nardi is the son of Stephen J. Nardi, the Vice Chairman of the Board and a Trustee of the Company.

    Faye I. Oomen. Faye I. Oomen serves as Senior Vice President--Development and Leasing/ Suburban Office of the Company. From 1978 to immediately prior to the Offering, Ms. Oomen was employed by Continental, most recently serving as Vice President of Leasing and Construction. She has over 23 years of experience in real estate leasing, marketing and development. At Continental, she negotiated more than 200 leasing transactions for more than 1.5 million square feet of Continental's portfolio, including Continental Towers, Continental Office Plaza, Regency Office Plaza and The Marquette Building. She also was responsible for development and base building construction at One Financial Place and Continental Towers. She has received numerous awards, including being named the 1995 Sun-Times Suburban Property Representative of the Year.

    Roy P. Rendino.   Roy P. Rendino was elected by the Board as of April 23,
1998 and serves as Senior Vice President--Finance and Chief Accounting Officer of the Company. Mr. Rendino joined the Company in April 1998. From January 1998 to April 1998, Mr. Rendino was Executive Vice President--Finance of Ambassador Apartments, Inc., a publicly-traded apartment REIT. From 1986 through December 1997, Mr. Rendino was associated with Deloitte & Touche LLP, where he held positions including Partner and Midwest Director of Real Estate. Mr. Rendino began his career with Coopers and Lybrand in 1978 where he served as a manager in the real estate and construction practices. Mr. Rendino is a certified public accountant and is a member of the Board of Directors of the National Association of Real Estate Companies and the Real Estate Investment Association.

    Christopher "Kit" J. Sultz. Christopher J. Sultz serves as Senior Vice President--Industrial Operations of the Company. From June 1994 to immediately prior to the Offering, Mr. Sultz was employed by PGI in its Industrial Division as Vice President--Asset Management. Prior to joining PGI, Mr. Sultz was employed by Coopers & Lybrand, LLP from August 1991 to June 1994 in its real estate consulting practice. Mr. Sultz is a certified public accountant.

Summary Compensation Table

    Prior to November 17, 1997, the Company did not pay any compensation to its executive officers. The following table sets forth the compensation earned for the period from November 17, 1997 to December 31, 1997 with respect to the Chairman of the Board, the Chief Executive Officer and the four other persons who are the most highly compensated executive officers of the Company.

                                                                         LONG-TERM
                                                                       COMPENSATION
                                                    COMPENSATION          AWARDS
                                                  -----------------   ---------------
NAMES AND PRINCIPAL POSITION                      SALARY(2)   BONUS   OPTIONS/SARS(1)
------------------------------------------------  ---------   -----   ---------------
Michael W. Reschke
  Chairman of the Board of Trustees.............   $ 15,625    $0         175,000
Richard S. Curto
  President, Chief Executive Officer............     28,645     0         175,000
William M. Karnes
  Executive Vice President, Chief Financial
  Officer.......................................     20,833     0          70,000
Jeffrey A. Patterson
  Executive Vice President, Chief Investment
  Officer.......................................     20,833     0          85,000
Kevork M. Derderian
  President--Office Division....................     20,833     0          70,000
Edward S. Hadesman
  President--Industrial Division................     20,833     0          70,000

------------------------

(1) Granted pursuant to the Share Incentive Plan. See "Compensation of Executives--Share Incentive Plan."

(2) Annual compensation for each of the six executive officers had the Company been in existence for a full year: Mr. Reschke--$150,000; Mr.
    Curto--$275,000; Mr. Karnes--$200,000; Mr. Patterson-- $200,000; Mr.
    Derderian--$200,000; and Mr. Hadesman--$200,000.

Employment Agreements

    The Company has entered into agreements with each of the executive officers named in the summary compensation table above. The agreements with Messrs. Reschke, Curto, Karnes, Patterson, Derderian and Hadesman (the "Employment Agreements") generally provide that such executive officers shall devote substantially all of their business time to the operation of the Company, except Mr. Reschke who shall only be required to devote such time as he deems necessary to fulfill his duties and obligations to the Company as Chairman of the Board. The Employment Agreements establish the initial base salaries reflected in the table above and provide for an initial three year term which, in the case of Messrs. Reschke's, Curto's and Hadesman's agreements only, are automatically extended for an additional year after expiration of the initial term and any extension period unless either the Company provides the applicable officer with at least six months prior written notice or the applicable officer provides the Company with at least thirty days prior written notice, that such term shall not be extended. The agreements also contain (i) an agreement not to solicit, attempt to hire or hire any employee or client of the Company or solicit or attempt to lease space to or lease space to any tenant of the Company for two years following termination of employment and (ii) with the exception of Mr. Derderian's agreement, non-compete provisions restricting the executive officers from developing, acquiring or operating office or industrial properties (within a ten mile radius of any facility of the Company) for two years following termination of employment if the employment is terminated either by the Company for cause or by the executive officer voluntarily (with certain limited exceptions in the case of Mr. Hadesman's agreement).

    The Employment Agreements also set forth the potential bonuses to which the executive officers are entitled. In the case of Messrs. Reschke, Curto, Karnes, Patterson and Hadesman, they are each entitled to receive a discretionary bonus based on achievement of such corporate and individual goals and objectives as may be established by the Board of Trustees or its Executive Compensation Committee. In the case of Mr. Derderian, he is entitled to receive a bonus in an amount of up to 100% of his base salary determined pursuant to the following formula: (i) up to 75% of his base salary based upon the extent to which actual Funds from Operations (as defined in his agreement) exceed the projected budget for Funds from Operations and (ii) up to 25% of his base salary based on achievement of such corporate and individual goals and objectives as may be established by the Board of Trustees or its Executive Compensation Committee.

    If any Employment Agreement is terminated by the Company (i) without cause (as defined in the agreements), (ii) by the executive following the occurrence of a "change of control" and a resulting "diminution event" (as defined in the Employment Agreements) or (iii)(a) in the case of Mr. Reschke's Employment Agreement, by Mr. Reschke if he is removed as a Trustee of the Company or (b) in the case of Mr. Curto's Employment Agreement, by the Company the event of Mr. Curto's disability (as defined in the agreement), the applicable executive shall be entitled to a lump sum termination payment. With respect to Messrs. Reschke and Curto, such payment will be (x) an amount equal to two times their then current annual base salary, if the termination is by the Company without cause or, in the case of Mr. Curto, following Mr. Curto's disability or (y) an amount equal to two times the applicable average base salary and bonus for the two prior years, if the termination is by Mr. Reschke or Mr. Curto, as the case may be, due to the occurrence of a change of control and diminution event. With respect to each of Mr. Karnes and Mr. Patterson, such payment will be an amount equal to the greater of 100.0% of his then current base salary and 100.0% of his aggregate base salary for the remainder of the term of his Employment Agreement, if the termination is either by the Company without cause or by the executive due to the occurrence of a change of control and resulting diminution event (or in the case of Mr. Karnes only, a relocation of his office outside the Chicago metropolitan area). With respect to each of Mr. Derderian and Mr. Hadesman, such payment will be (xx) an amount equal to the product of (A) his then current base salary plus his last annualized bonus multiplied by (B) a fraction, the numerator of which is the number of days remaining in the term of his employment agreement at the time of termination (but in no event less than 365 in the case of Mr. Derderian's agreement) and the denominator of which is 365, if the termination is by the Company without cause or (yy) an amount equal to the product of two times the sum of his then current base salary plus his last annualized bonus, if the termination is by the executive due to the occurrence of a change of control and resulting diminution event. See "Other Information--Certain Relationships and Related Transactions." In addition, Mr. Karnes was granted 10,000 Common Shares pursuant to his Employment Agreement.

OPTION GRANTS IN 1997

    The following table shows all options to purchase Common Shares granted to the Chairman of the Board and each of the named executive officers of the Company in 1997. The table also shows the potential realizable value of such options if the Common Shares appreciate at compounded annual rates of 5% and 10% over the life of the options. The 5% and 10% rates of appreciation based on the grant date price of $20.00 per share (based on the Offering) are required to be disclosed by the rules of the Commission and are not intended to forecast potential future appreciation, if any, in the price of the Common Shares. The Company did not use an alternative present value formula permitted by the rules of the Commission because, in the Company's view, potential future unknown or volatile factors result in there being no such formula that can determine with reasonable accuracy the present value of such option grants.

                                                                                                 POTENTIAL REALIZABLE
                                                                                                   VALUE AT ASSUMED
                                                                                                   ANNUAL RATES OF
                                          INDIVIDUAL GRANTS                                          SHARE PRICE
                                    -----------------------------                                  APPRECIATION FOR
                                                     % OF TOTAL                                    OPTION TERM FROM
                                                    OPTIONS/SARS      EXERCISE                      DATE OF GRANT
                                                     GRANTED TO        OR BASE                       ($20.00)(3)
                                     OPTIONS/SARS   EMPLOYEES IN        PRICE       EXPIRATION   --------------------
NAME                                GRANTED (1)(#)   FISCAL YEAR      ($/SH)(2)        DATE         5%         10%
----------------------------------  --------------  -------------  ---------------  -----------  ---------  ---------
                                                                                                    (IN THOUSANDS)
Michael W. Reschke................       175,000          15.7%       $      20        11/2007   $   2,202  $   5,577
Richard S. Curto..................       175,000          15.7%              20        11/2007       2,202      5,577
William M. Karnes.................        70,000           6.3%              20        11/2007         881      2,231
Jeffrey A. Patterson..............        85,000           7.6%              20        11/2007       1,069      2,709
Kevork M. Derderian...............        70,000           6.3%              20        11/2007         881      2,231
Edward S. Hadesman................        70,000           6.3%              20        11/2007         881      2,231

------------------------

(1) The options granted will vest in three equal installments on November 17, 1998, November 17, 1999 and November 17, 2000.

(2) Exercise price represents the initial public offering price for the Common Shares.

(3) The potential realizable value is reported net of the option price but before the income taxes associated with exercise. These amounts represent assumed annual compounded rates of appreciation at 5.0% and 10.0% only from the date of grant to the expiration date of the option.

OPTION EXERCISES AND HOLDINGS

    The following table sets forth information with respect to the Company's named executive officers concerning options held as of December 31, 1997. No options were exercisable by the named executive officers during 1997.

                                                                                               VALUE OF UNEXERCISED
                                                               NUMBER OF UNEXERCISED               IN-THE-MONEY
                                                                      OPTIONS                        OPTIONS
                                                            ----------------------------  ------------------------------
NAME                                                         EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----------------------------------------------------------  -------------  -------------  -------------  ---------------
Michael W. Reschke........................................       --             175,000        --           $       0
Richard S. Curto..........................................       --             175,000        --                   0
William M. Karnes.........................................       --              70,000        --                   0
Jeffrey A. Patterson......................................       --              85,000        --                   0
Kevork M. Derderian.......................................       --              70,000        --                   0
Edward S. Hadesman........................................       --              70,000        --                   0

SHARE INCENTIVE PLAN

    The Company established the Share Incentive Plan for the purpose of attracting and retaining Trustees, executive officers and other key employees. Each option granted pursuant to the Share Incentive Plan may be designated at the time of grant as either an "incentive share option" or as a "non-qualified share option."

    The Share Incentive Plan provides for the grant of options ("Options") to purchase a specified number of Common Shares. The Share Incentive Plan is administered by the Compensation Committee and permits the grant of share options, share appreciation rights, restricted shares, restricted units and performance units to officers and other key employees of the Company, its subsidiaries, the Operating

Partnership, the Services Company and Company-owned corporations, partnerships or trusts. The Share Incentive Plan also permits the grant of share options to nonemployee Trustees.

    Under the Share Incentive Plan, up to 1.85 million Common Shares may be issued or transferred to participants. The maximum aggregate number of Common Shares and share equivalent units that may be subject to awards granted during any calendar year to any one participant under the Share Incentive Plan, regardless of the type of awards, is 200,000. This limit applies regardless of whether such compensation is paid in Common Shares or in cash.

    If any award is canceled, terminates, expires or lapses for any reason, any Common Shares subject to such award will again be available for grant under the Share Incentive Plan, except that such Common Shares will still be counted for purposes of the annual individual award limit described above. In the event of any change in capitalization of the Company, such as a share split, or a corporate transaction, such as a merger or consolidation or any reorganization, or any partial or complete liquidation of the Company, an adjustment may be made in the number and class of Common Shares that may be delivered under the Share Incentive Plan, in the number and class of and/or price of Common Shares subject to outstanding awards, and in the annual individual award limit set forth above, as may be determined to be appropriate and equitable by the Executive Compensation Committee to prevent dilution or enlargement of rights.

    The Executive Compensation Committee has been authorized to grant options under the Share Incentive Plan to purchase Common Shares. The Executive Compensation Committee may grant "incentive share options" (within the meaning of Section 422 of the Code) and/or nonqualified share options to employees of the Company and its corporate subsidiaries. Other employees, including employees of the Operating Partnership and the Services Company, and nonemployee trustees may only receive nonqualified share options. The exercise price of any Option will be at least equal to 100% of the fair market value of a Common Share on the date the Option is granted. Each option will expire no later than the tenth anniversary of the date of grant.

    In connection with the Offering, the Company granted Options to purchase Common Shares (the "Initial Grants") to the following key officers and employees of the Company (with the number of Common Shares to be issued upon exercise thereof indicated parenthetically): Michael W. Reschke (175,000); Richard S. Curto (175,000); William M. Karnes (70,000); Jeffrey A. Patterson (85,000); Kevork M. Derderian (70,000); Edward S. Hadesman (70,000); John O. Wilson (30,000); Donald H. Faloon (40,000); Philip A. Hoffer (30,000); Steven R. Baron (30,000); Faye I. Oomen (30,000); Tucker B. Magid (22,500); Christopher J. Sultz (22,500); S. Craig Nardi (20,000); James F. Hoffman (18,000); and certain other employees (227,500).

    The Initial Grants vest at a rate of 33.3% per year on November 17, 1998, November 17, 1999 and November 17, 2000 and have a term of ten years. The exercise price of the Options issued pursuant to the Initial Grants is $20.00 per share, which represents the initial public offering price of the Common Shares. The exercise price for Options is generally payable in cash or, in certain circumstances, by the surrender, at the fair market value on the date on which the Option is exercised, of Common Shares.

    All unvested Options held by an optionee will automatically be forfeited if the optionee leaves employment for any reason other than the optionee's death or disability on or after November 17, 1998. Upon a "change in control" (as defined in the Share Incentive Plan), all unvested Options will vest. The rights of any participants to exercise an Option may not be transferred in any way other than by will or laws of descent and distribution.

    The Share Incentive Plan terminates ten years from the date the plan was adopted by the Board of Trustees (November 17, 2007).

    The Company also granted Options for 5,000 Common Shares to each of its Independent Trustees, and 75,000 Common Shares to Mr. Nardi pursuant to his consulting agreement with the Company, that will vest at a rate of 33.3% per year over three years commencing on November 17, 1997. See "Compensation of Trustees." The exercise price of these Options is $20.00, the initial public offering price of the Common Shares.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Executive Compensation Committee of the Board of Trustees, which is required to have a majority of outside Trustees who are neither employees or officers of the Company, is charged with determining compensation for the Company's executive officers and to implement and administer the Company's Share Incentive Plan. Messrs. Ducharme, Nassetta and Saylak currently serve on the Executive Compensation Committee. See "Compensation of Trustees."

    No executive officer of the Company served as a Trustee or member of (i) the compensation committee of another entity in which one of the executive officers of such entity served on the Company's Executive Compensation Committee, (ii) the Board of Trustees of another entity in which one of the executive officers of such entity served on the Company's Executive Compensation Committee, or
(iii) the compensation committee of any other entity in which one of the executive officers of such entity served as a member of the Company's Board of Trustees, during the year ended December 31, 1997. Mr. Reschke is Chairman of the Board of Trustees of the Company. See "Other Information--Certain Relationships and Related Transactions."

                   REPORT OF EXECUTIVE COMPENSATION COMMITTEE

    Compensation of the Chairman, Chief Executive Officer and other executive officers of the Company is determined by the Executive Compensation Committee of the Board of Trustees. The Executive Compensation Committee was formed on November 17, 1998 upon the completion of the Company's initial public offering. The current members of the Executive Compensation Committee are Messrs. Ducharme, Nassetta and Saylak. Prior to the Offering, the Company did not pay any compensation to its executive officers.

    The policy of the Company's compensation programs is to attract and retain highly qualified individuals while providing the economic incentive necessary to achieve the Company's performance goals. The Company intends to maintain compensation policies, plans and programs which will reward management and provide additional incentives for the enhancement of cash flows, and consequently real property and shareholder values.

    The Company intends to continue to maintain compensation policies, plans and programs which will reward management and provide additional incentives for the enhancement of cash flows, and consequently real property and shareholder values. The Executive Compensation Committee believes that, through their ownership of equity interests in the Company, the Operating Partnership and the grant of incentive share options in the Company, as applicable, the financial interests (and net worth) of the Company's senior executives are aligned with the interests of shareholders.

    While the Executive Compensation Committee will continue to evaluate the compensation practices of the Company's industry peer group as an important factor in determining executive compensation, the Company's achievement of its performance goals and the contribution of senior executives to such achievement will greatly influence whether the Company's compensation program remains at or exceeds the median of its peer group. The peer group of companies identified by the Executive Compensation Committee is further described in the Performance Graph presented elsewhere in this Proxy Statement.

    The Company's executive compensation programs consist of the following components:

    (a) employment agreements with its most senior executives setting base salary at fixed levels, and containing such other provisions, sufficient to attract and retain employees capable of contributing to the Company's performance objectives with discretionary increases by the Executive Compensation Committee after review at least annually;

    (b) incentive bonuses determined by the Board of Trustees or the Executive Compensation Committee upon achievement of such corporate and individual performance goals and objectives as may be determined by the Board of Trustees or the Executive Compensation Committee, in order to reward executive officers for attaining performance goals;

    (c) share options with scheduled vesting periods to align the interests of the executive with those of the Company's shareholders; and

    (d) participation in other benefit programs available to employees generally.

    The Company has entered into Employment Agreements with its Chairman of the Board, the President and Chief Executive Officer, the Chief Financial Officer and certain other senior executives. The Employment Agreements established the base salaries of such executives for 1997. The annualized base salary of the Chairman of the Board for the period from November 17, 1997 through December 31, 1997 was $150,000. The annualized base salary for the President and Chief Executive Officer for the period from November 17, 1997 through December 31, 1997 was $275,000. The annualized base salary for the Chief Financial Officer for the period from November 17, 1997 through December 31, 1997 was $200,000. See "Compensation of Executives--Employment Agreements." As provided in the Employment Agreements, annual base salary adjustments will be made by the Executive Compensation Committee based on individual performance reviews as well as other market factors.

    Other elements of the Employment Agreements which serve to retain senior management include non-competition provisions which under certain circumstances extend for a specified time beyond the term of employment. The Employment Agreements of the Chairman of the Board, the President and Chief Executive Officer and the Chief Financial Officer and other senior management generally prohibit these executives from directly or indirectly competing with the business of the Company during the term of employment and for a two year period after termination "with cause" by the Company or "without good reason" by the employee. In addition, the Employment Agreements provide that upon termination all unvested share options held by the executive are forfeited if the employee is terminated "with cause" by the Company.

    Executive officers are eligible to receive annual incentive bonuses. The amount of any executive officer's bonus is based upon each individual's contributions to the Company's achievement of financial and operating goals and, to a lesser degree, factors such as leadership and contribution to strategy development. The Executive Compensation Committee will continue to establish overall performance goals for the Company based primarily on the growth in funds from operations; satisfaction of expansion, development, operating and occupancy goals; and the relative performance of the Company in comparison with its industry peer group.

    In connection with the Offering, the Company granted share options to the Chairman of the Board, the President and Chief Executive Officer, the Chief Financial Officer and certain other executive officers of the Company. The Company determined the number of share options to be granted to each executive officer based upon discussions with the underwriters participating in the Offering and a comparative analysis of compensation programs for public companies similar to the Company. The Chairman of the Board, the President and Chief Executive Officer and the Chief Financial Officer each were granted options to purchase 175,000, 175,000 and 70,000 Common Shares, respectively. The Executive Compensation Committee believes the options granted under the Share Incentive Plan and the vesting schedules thereof will continue to align the interests of management with those of the Company's shareholders by emphasizing long-term share ownership and increases in shareholder value. See "Compensation of Executives--Share Incentive Plan."

    The Code limits the ability of a publicly-held corporation such as the Company to deduct compensation for its Chief Executive Officer and the four highest paid officers other than the Chief Executive Officer in excess of $1,000,000 per individual, per year. Performance-based compensation is not counted toward the $1,000,000 limit. It is the Company's policy to take this rule into account in setting the compensation of its affected executives. The Company will not be denied any deduction under Section 162(m) for compensation paid during its taxable year ending December 31, 1997. Based upon proposed Treasury regulations, bonuses payable to the Company's executives under their current employment agreements and compensation attributable to options (both statutory and non-statutory) granted under the Share Incentive Plan may be considered as compensation subject to the Section 162(m) limitation. Accordingly, it is possible that in some future year some portion of the compensation to a Company executive will not be tax-deductible under Section 162(m). This will depend upon the market price of the Company's shares on the date the non-statutory options are exercised and the number of non-statutory options exercised in any one taxable year.

                        EXECUTIVE COMPENSATION COMMITTEE
                               Jacque M. Ducharme
                            Christopher J. Nassetta
                                Thomas J. Saylak

                               PERFORMANCE GRAPH

    The following performance graph compares the Company's performance to the Standard and Poors' 500 Stock Index (the "S&P 500 Index") and the National Association of Real Estate Investment Trusts Equity Index (the "NAREIT Equity Index"). Share price performance for the period from November 12, 1997, the date on which trading in the Common Shares commenced, through December 31, 1997 is not necessarily indicative of future results. All share price performance assumes an initial investment of $100 at the beginning of the period and assumes the reinvestment of any dividends.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

 SHARE PERFORMANCE GRAPH*

                               Company    S&P 500     NAREIT
11/30/97                       $100.00    $100.00    $100.00
12/31/97                       $102.11    $101.97    $101.94

                                                      12/31/97
                                                      ---------
Company.............................................  $  102.11
S&P 500 Index.......................................  $  101.97
NAREIT Equity Index.................................  $  101.94

                      APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Trustees of the Company has selected Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 1998. Ernst & Young LLP served in this capacity for the period from November 17, 1997 through December 31, 1997. A representative of Ernst & Young LLP will attend the meeting and, while not intending to make a statement, will have an opportunity to make a statement if they desire to do so and will respond to appropriate questions directed to Ernst & Young LLP.

    The appointment of auditors is approved annually by the Board and subsequently submitted to the shareholders for ratification. The decision of the Board is based on the recommendation of the Audit Committee. The committee also reviews and approves proposed nonaudit services to ensure that they will not impair the independence of the accountants.

    Before making its recommendation to the Board for appointment of Ernst & Young LLP, the Audit Committee carefully considered that firm's qualifications as auditors for the Company. This included a review of its performance last year, as well as its reputation for integrity and competence in the fields of accounting and auditing. The committee has expressed its satisfaction with Ernst & Young LLP in all of these respects.

    THE BOARD OF TRUSTEES OF THE COMPANY RECOMMENDS A VOTE FOR APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S AUDITORS.

                               OTHER INFORMATION

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Exchange Act requires the Company's officers and Trustees, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of the ownership and changes in the ownership (Forms 3, 4 and 5) with the Commission and the NYSE. Officers, Trustees and beneficial owners of more than ten percent of the Company's equity securities are required by Commission regulation to furnish the Company with copies of all such forms which they file.

    Based solely on the Company's review of the copies of Forms 3, 4 and 5 and the amendments thereto received by it for the period ended December 31, 1997, or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, to the Company's knowledge no transactions were reported late during the period ended December 31, 1997 except that, due to administrative error, the Form 3 filed on behalf of each of the following persons was filed late (on November 12, 1997 rather than on November 10, 1997): Murray J. Alscher, Donald E. Anderson, Steven R. Baron, Richard S. Curto, Kathryn A. Deane, Kevork M. Derderian, Rolanda H. Derderian, Jacque M. Ducharme, Donald H. Faloon, Edward S. Hadesman, Philip A. Hoffer, James F. Hoffman, William M. Karnes, Tucker B. Magid, Patrick L. McGaughy, Scott D. McKibben, S. Craig Nardi, Stephen J. Nardi, Christopher J. Nassetta, Faye I. Oomen, Jeffrey A. Patterson, Michael W. Reschke, Robert J. Rudnik, James F. Runnion, Thomas J. Saylak, Christopher J. Sultz, Governor James R. Thompson, Phillip E. Waters and John O. Wilson. None of these Form 3 filings except that of Mr. Karnes indicated any transactions.

    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    FORMATION TRANSACTIONS. In connection with the Offering and the organizational and formation transactions related thereto (the "Formation Transactions") of the Company on November 17, 1997, the following affiliates of the Company received the following benefits:

    PGI (i) received approximately $15.0 million in cash and $7.2 million in aggregate net worth of securities previously pledged as additional collateral by PGI to secure its limited recourse guarantee obligations to the issuers of the letters of credit which secure the payment of principal and interest of certain tax-exempt bonds secured by certain of the Company's properties; (ii) received 3,465,000 Common

Units with an aggregate value of $69.3 million as of the Offering (assuming that each Common Unit held by PGI has a value equal to that of a Common Share); (iii) was reimbursed by the Operating Partnership for approximately $6.5 million of expenses incurred in connection with transactions related to the Offering; (iv) became no longer liable as general partner of the partnerships that own certain of the Company's properties; and (v) was released from various limited recourse guarantees and obligations to indemnify lenders in connection with the tax-exempt bonds referenced in clause (i) above and $60.0 million of other debt.

    The IBD Contributors (which consist of Edward S. Hadesman Trust dated May 22, 1992, Grandville/ Northwestern Management Corporation, Carolyn B. Hadesman Trust dated May 21, 1992, Lisa Hadesman 1991 Trust, Cynthia Hadesman 1991 Trust, Tucker B. Magid, Frances S. Shubert, Grandville Road Property, Inc., HR Trust, Edward E. Johnson and Sky Harbor Associates) (i) received 922,317 Common Units with an aggregate value of $18.4 million as of the Offering (assuming that each Common Unit held by the IBD Contributors has a value equal to that of a Common Share), (ii) received a note for the purchase of a property under construction of $4.0 million, and (iii) received cash of $0.9 million. In addition, the Operating Partnership assumed approximately $6.4 million in debt relating to a property contributed to the Operating Partnership by certain of the IBD Contributors. See "--IBD Contribution Agreement" and "--Tax Indemnification Agreements."

    Certain affiliates (the "NAC Contributors") of a limited liability company controlled by Stephen J. Nardi (the "NAC General Partner") received (i) $14.9 million in cash and (ii) 927,100 GP Common Units with an aggregate value of $18.5 million as of the Offering (assuming each GP Common Unit held by the NAC Contributors has a value equal to that of a Common Share) and Stephen J. Nardi, an affiliate of the NAC General Partner, entered into a two-year consulting agreement with the Company and was elected a Trustee. The NAC General Partner also entered into an agreement with the Company which gives the NAC General Partner the ability to require the Company to repurchase its interests in the Operating Partnership for cash. See "--NAC Contribution Agreement; Put Option Agreement" and "--Tax Indemnification Agreements."

OPERATING PARTNERSHIP AGREEMENT

    The Company, the NAC General Partner, PGI, the NAC Contributors and the IBD Contributors have entered into the Operating Partnership Agreement which sets forth the terms of such partnership and establishes the Company as the managing general partner of the Operating Partnership with primary responsibility and discretion in the management and control of the Operating Partnership.

EXCHANGE RIGHTS AND REGISTRATION RIGHTS

    Subject to certain conditions, beginning November 17, 1998, each Common Unit held by a Limited Partner may be exchanged for one Common Share (subject to adjustment) or, at the option of the Company, for cash equal to the fair market value of a Common Share at the time of exchange. In addition, the Limited Partners have agreed not to sell, pledge or otherwise transfer their Common Units for the applicable holding period without the consent of Prudential Securities Incorporated, on behalf of the other Underwriters. In order to protect the Company's status as a REIT, each holder of Common Units is prohibited from exchanging such Common Units for Common Shares to the extent that as a result of such exchange any person would own or would be deemed to own, actually or constructively, more than 9.9% of the Common Shares, except to the extent such holder has been granted an exception to the Company's ownership limit.

    The Company has granted the Limited Partners receiving Common Units in connection with the Formation Transactions certain "demand" and "piggyback" registration rights (collectively, the "Registration Rights") with respect to the Common Shares acquired by them upon exchange of Common Units for Common Shares. Subject to certain conditions, the demand registration rights permit such Limited

Partners to request up to two demand registrations per year. Subject to certain conditions, the piggyback registration rights permit the Limited Partners to include their Common Shares in the registration by the Company of its Common Shares or other similar equity securities issued by the Company other than in connection with the registration by the Company under the Securities Act of 1933, as amended, of any of its securities in connection with mergers, acquisitions, exchange offers, subscription offers, share options or employee benefit plans. The Limited Partners are classified by investor groups and may each require up to two registrations per calendar year per group. The Company has granted the Limited Partners piggyback registration rights with respect to Common Shares acquired by them by any means. The Company also agreed to provide the Registration Rights to any other person who may become an owner of Common Units, provided such person provides the Company with satisfactory undertakings. In addition, the Company has granted registration rights to Security Capital Preferred Growth Incorporated with respect to the Common Shares which would be acquired by it upon the conversion of the Convertible Preferred Shares into Common Shares. The Company will bear all expenses arising from exercise of all of the foregoing registration rights, except that the Company shall not pay any underwriting discounts or commissions, transfer taxes, Securities and Exchange Commission or blue sky registration fees relating to the registration of such Common Shares.

THE PRIMESTONE JOINT VENTURE

    Pursuant to a contribution agreement relating to a joint venture (the "Primestone Joint Venture") between PGI and certain affiliates of Blackstone Real Estate Advisors, L.P. (together with certain of its affiliates, "Blackstone"), BRE/Primestone Investment L.L.C., a Delaware limited liability company, and BRE/Primestone Management Investment L.L.C., a Delaware limited liability company, PGI contributed to the Primestone Joint Venture 3,375,000 of the Common Units it received in exchange for its contributions to the Operating Partnership. Blackstone contributed $45.0 million in cash to the Primestone Joint Venture. In exchange, PGI received a 60.0% interest, and Blackstone received a 40.0% interest, in the Primestone Joint Venture. The Primestone Joint Venture borrowed $40.0 million from Prudential Securities Credit Corporation ("PSCC") and used such loan proceeds together with the $45.0 million contributed by Blackstone to purchase 4,569,893 Common Units from the Operating Partnership, at a price per Common Unit equal to the per share initial public offering price of the Common Shares, net of an amount equal to the underwriting discounts, commissions and certain expenses applicable to the Common Shares, simultaneously with the other formation transactions. As a result, the Primestone Joint Venture owns, in the aggregate, 7,944,893 Common Units, representing a 34.2% limited partnership interest in the Operating Partnership as of December 31, 1997. The loan from PSCC is secured by all of the Common Units held by the Primestone Joint Venture. In connection with the purchase of the Common Units, Blackstone designated Mr. Saylak to be elected one of the Trustees. Blackstone has the right after 30 months following the completion of the Offering, or earlier under certain circumstances, to require PGI or the Primestone Joint Venture to purchase or redeem Blackstone's interest in the Primestone Joint Venture. After 30 months following the completion of the Offering. or earlier upon the occurrence of certain events, PGI may require Blackstone to sell its interests in the Primestone Joint Venture to PGI or the Primestone Joint Venture. Up to 50.0% of the price payable upon the exercise of PGI's call right may, under certain circumstances, be made by the delivery of Common Units or Common Shares. After three years following the completion of the Offering or a Change in Control Event (as defined in the agreement forming the Primestone Joint Venture), either PGI or Blackstone may withdraw from the Primestone Joint Venture and require a pro rata distribution of such party's respective interest.

    The Company has granted the Primestone Joint Venture registration rights for the Common Shares it receives from exchanging Common Units. Blackstone, and PGI with the consent of Blackstone, are permitted, under the agreement forming the Primestone Joint Venture, to pledge their interests in the Primestone Joint Venture to third-party lenders. Any such lender, may become a partner in the Primestone Joint Venture, in the event of a default under the respective loan documents and upon the foreclosure of such pledge and assumption of certain obligations, with all the rights of the party to whose interest they have succeeded.

IBD CONTRIBUTION AGREEMENT

    The IBD Contributors and PGI entered into a contribution agreement pursuant to which the IBD Contributors contributed to the Operating Partnership their interests in the IBD Contribution Properties. In exchange, the IBD Contributors received an aggregate of 922,317 Common Units of limited partnership interest, representing an aggregate 3.9 % limited partnership interest in the Operating Partnership as of December 31, 1997, cash of $0.9 million and a note in the amount of $4.0 million. Pursuant to such contribution agreement, certain of the IBD Contributors have elected to have a portion of the Common Units they received in the foregoing exchange subject to an arrangement pursuant to which upon the earlier of (i) the exchange of the subject Common Units for Common Shares and sale thereof by the holder not earlier than two years following the completion of the Offering or (ii) the third anniversary date of the completion of the Offering, either (x) PGI shall transfer to such holder an amount in cash or Common Units (based on the then current market price) equal to the excess, if any, of an annual pre-tax return of 16.8% on the subject Common Units to the date of transfer over the actual return on such Common Units during such period or (y) such holder shall transfer to PGI an amount in cash or Common Units (based on the then current market price) equal to the excess, if any, of the actual return on such Common Units over an annual pre-tax return of 19.8% on such Common Units.

NAC CONTRIBUTION AGREEMENT; PUT OPTION AGREEMENT

    The NAC Contributors, PGI, the Company and the Operating Partnership have entered the NAC Contribution Agreement pursuant to which the NAC Contributors contributed to the Operating Partnership their interests in the NAC Contribution Properties. In exchange, the NAC Contributors received 927,100 GP Common Units, representing a 3.9% general partnership interest in the Operating Partnership as of December 31, 1997, and cash of $14.9 million. All of the GP Common Units are held by the NAC General Partner.

    After 21 months following the completion of the Offering, pursuant to a certain Put Option Agreement, the NAC General Partner will have the right to cause the Operating Partnership and the Company to purchase for cash at least 50.0% of the NAC General Partner's GP Common Units at a price per Common Unit equal to 95.0% of the then current per share market value of the Common Shares. Further, after 32 months following the completion of the Offering, the NAC General Partner shall have the right to cause the Operating Partnership and the Company to purchase for cash all, but not less than all, of the NAC General Partner's then-remaining GP Common Units at a price per Common Unit equal to 95.0% of the then current per share market value of the Common Shares.

TAX INDEMNIFICATION AGREEMENTS

    The Operating Partnership entered a tax indemnification agreement with certain principals of the IBD Contributors pursuant to which the Operating Partnership is required to indemnify such principals of the IBD Contributors for, among other things, income or gain which they might realize upon the refinancing or sale by the Operating Partnership of the Properties they contributed. Under the terms of such agreement, the Operating Partnership will indemnify such principals of the IBD Contributors for certain tax liabilities based on income or gain which such a principal is required to include in its gross income for federal or state income tax purposes. The percentage of the tax liabilities which the Operating Partnership is required to indemnity is 100% for the taxable years ending on or before December 31, 1998, and declines by 10.0% each year thereafter until December 31, 2007. The Operating Partnership is not required to indemnity the IBD Contributors for income or gain realized by them after the taxable year ended December 31, 2007. PGI has entered an agreement with the Operating Partnership pursuant to which PGI has agreed to indemnify the Operating Partnership for any amounts paid by the Operating

Partnership to the IBD Contributors pursuant to such agreement; provided, that PGI shall be liable to the Operating Partnership for such amounts only to the extent that the Operating Partnership used its best efforts to avoid such tax liability (including exploring the opportunity for a tax-free exchange under Section 1031 of the Code for the transaction that gave rise to the obligation under such agreement).

    The Operating Partnership also entered a tax indemnification agreement with certain principals of the NAC Contributors, pursuant to which the Operating Partnership is required to indemnify such principals of the NAC Contributors for, among other things, income or gain which they might realize upon the refinancing or sale by the Operating Partnership of the properties contributed by the NAC Contributors. Under the terms of such agreement, the Operating Partnership will indemnify such principals of the NAC Contributors for certain tax liabilities based on income or gain which such a principal is required to include in its gross income for federal, applicable state and certain local income tax purposes. The Operating Partnership is not required to indemnify the NAC Contributors for income or gain realized by them for any taxable year beginning after the tenth anniversary of the date upon which the NAC General Partner is no longer a general partner in the Operating Partnership. PGI has also entered an agreement with the Operating Partnership pursuant to which PGI has agreed to indemnify the Operating Partnership for any amounts paid by the Operating Partnership to such principals of the NAC Contributors pursuant to such agreement; provided, that PGI shall be liable to the Operating Partnership for such amounts only to the extent that the Operating Partnership used its best efforts to avoid such tax liability (including exploring the opportunity for a tax-free exchange under Section 1031 of the Code for the transaction that gave rise to the obligation under such agreement).

NON-COMPETE AGREEMENT AMONG THE COMPANY, PGI AND MICHAEL W. RESCHKE

    The Company, PGI and Mr. Reschke entered a Non-Compete Agreement that provided that, so long as PGI and/or its affiliates own a 5.0% or greater economic interest in the Company or Mr. Reschke is Chairman of the Board of the Company, neither Mr. Reschke nor PGI (including its affiliates) will own, acquire or manage office or industrial properties (except any ownership resulting from foreclosure of indebtedness). Excluded from the foregoing restrictions are (i) any interest in the Company or the Operating Partnership,
(ii) all properties in which PGI had an interest prior to the Formation Transactions and (iii) PGI's or Mr. Reschke's ownership of less than 5.0% of any class of securities listed on a national securities exchange or on the Nasdaq National Market. In addition, PGI and Mr. Reschke will not be prohibited from providing debt or lease financing for properties similar to the properties owned or managed by the Company or from acquiring any preferred equity position in any owner or lessee of any such type of properties.

CONSULTING AGREEMENT WITH STEPHEN J. NARDI

    For a description of the Consulting Agreement, see "Compensation of Trustees."

OPTION TO PURCHASE AND RIGHT OF FIRST OFFER

    The Company has a ten-year option to purchase a property at 300 N. LaSalle in Chicago from PGI. 300 N. LaSalle contains approximately 58,000 square feet suitable for development. The Company will have an option to purchase the property at 95.0% of the then fair market value of the property.

    The Company also has a 15-year right of first offer to develop (or develop and acquire an ownership interest in) all or any portion of approximately 360 acres of undeveloped office and industrial land in Huntley, Illinois. The right of first offer will apply to the extent that PGI determines that such parcel shall be utilized for the construction of an office or industrial facility to be owned and leased to third parties by PGI or held by PGI for sale to a third party. The site is subject to a participation interest held by an unaffiliated third-party lender.

    The foregoing option and right of first offer may be exercised only with the approval of the Company's independent trustees.

    The Company also has obligations to purchase 2050 Hammond Drive for approximately $3.1 million and 5600 Proviso Drive for approximately $8.0 million. These properties are each owned by joint ventures between an affiliate of the NAC General Partner and a third party. The Company will be obligated to purchase 2050 Hammond Drive or 5600 Proviso Drive if the respective third party partner gives its consent to the purchase within 180 days following the consummation of the Formation Transactions and the completion of the Offering.

    The Company also has obligations to purchase 300 Craig Place for approximately $7.5 million and 130 E. Rawls Road for approximately $2.5 million. The properties are each owned by an affiliate of the NAC General Partner. The Company will be obligated to purchase 300 Craig Place or 130 E. Rawls Road if the respective property is leased on certain terms within 180 days following the consummation of the Formation Transactions and the completion of the Offering.

PATTERSON CONTRIBUTION AGREEMENT

    Jeffrey A. Patterson, Executive Vice President and Chief Investment Officer of the Company, and PGI entered a contribution agreement pursuant to which Mr. Patterson contributed his interests in the assets of the office and industrial division of PGI to the Operating Partnership in exchange for 110,000 Common Units.

LEASES WITH PGI AFFILIATES

    Certain entities in which PGI has a controlling ownership interest have leased space in the Company's 77 West Wacker Drive Building. These entities include (i) Brookdale Living Communities, Inc., which is leasing space for an approximate annual rent of $418,000 pursuant to a lease which expires April 30, 2003 and (ii) The Prime Group, Inc., which is leasing space for an approximate annual rent of $418,000 pursuant to a lease which expires on December 31, 2002.

SALE OF COMMON SHARES TO MR. RESCHKE

    Prior to the Offering, the Company sold 100 unregistered Common Shares to Michael W. Reschke for $10 per share, or an aggregate consideration of $1,000. Such Common Shares were purchased by Mr. Reschke solely to facilitate the organization of the Company. Upon completion of the Offering, all of the shares so acquired by Mr. Reschke were redeemed by the Company for an aggregate redemption price of $1,000.

OTHER TRANSACTIONS

    PGI has in the past provided asset and property management, leasing, acquisition, renovation, development, construction management, legal and administrative services for the entities owning certain of the Company's properties. PGI received fees relating to these services in the amounts of $2,084, $2,277 and $2,698, (in thousands) for the period from January 1, 1997 through November 16, 1997 and for the years ended December 31, 1996 and 1995, respectively. Since the Offering, all such management services have been performed by Prime Group Realty Services, Inc., (the "Services Company"). Messrs. Reschke and Curto own 100% of the voting stock of the Services Company.

    The Operating Partnership paid on behalf of PGI, or reimbursed PGI, for approximately $6.5 million of expenses incurred in connection with the Formation Transactions and the Offering.

    The Company is aware of contamination at certain of the Company's industrial properties. PGI has contractually agreed to retain liability for, and indemnify the Company for, environmental remediation costs with regard to certain of these properties.

    Governor James R. Thompson, a Trustee of the Company, is Chairman of the law firm of Winston & Strawn, which has provided, and continues to provide, legal services to the Company.

SHAREHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

    Proposals of shareholders intended to be presented at the Company's 1999 Annual Meeting of Shareholders must be received by the Company on or prior to December 22, 1998 to be eligible for inclusion in the Company's Proxy Statement and form of Proxy to be used in connection with the 1999 annual meeting. Nothing in this paragraph shall be deemed to require the Company to include in its Proxy Statement and Proxy relating to the 1999 annual meeting any shareholder proposal which may be omitted from the Company's proxy materials pursuant to the applicable regulations of the SEC in effect at the time such proposal is received.

OTHER BUSINESS

    The Board of Trustees knows of no business that will be presented for consideration at the Meeting other than the matters described in this Proxy Statement. If any other matter should be presented at the Meeting for action, the persons named in the accompanying proxy card will vote the proxy in their own discretion.

                                                  [SIGNATURE]

                                          James F. Hoffman
                                          SECRETARY

Chicago, Illinois
April 29, 1998

PROXY                                                                     PROXY

                                PRIME GROUP REALTY TRUST

        PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 22, 1998

              THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

The undersigned hereby appoints Michael W. Reschke, Richard S. Curto, William
M. Karnes and James F. Hoffman, and each of them, as proxies with full power of substitution to represent and to vote, as designated on the reverse side of this proxy, all of the common shares of beneficial interest, par value $0.01 per share, of Prime Group Realty Trust which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 22, 1998 at 10:00 a.m., local time, at 35 West Wacker Drive, 35th Floor, Conference Room A, Chicago, Illinois, and at any adjournments thereof and, in such proxies' discretion, to vote upon such other business as may properly come before the meeting, all as more fully set forth in the Proxy Statement related to such meeting, receipt of which is hereby acknowledged.

                                         Comments/Change of address:

                                         ------------------------------------

                                         ------------------------------------

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                                                    [PLEASE SEE REVERSE SIDE]

       PLEASE MARK YOUR VOTES IN THE FOLLOWING MANNER USING DARK INK ONLY  /X/



                                                              For All
A. ELECTION OF TWO CLASS I TRUSTEES                Withhold  (Except Nominee(s)
   FOR A TERM OF THREE YEARS EACH           FOR    Authority   Written Below)
   Nominees: Michael W. Reschke,
   Jacque M. Ducharme                       / /       / /         / /

   -------------------------------
                                                     For    Against   Abstain

B. To ratify the appointment of Ernst & Young LLP    / /      / /       / /
   as independent auditors of the Company for the fiscal year ended December 31, 1998

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE TRUSTEE NOMINEES AND FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

Dated:_____________________________________________________

Signature(s)_______________________________________________

__________________________________________________________________________
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

Please return promptly in the enclosed postage-paid envelope.



TRIANGLE          FOLD AND DETACH HERE         TRIANGLE

                 YOUR VOTE IS IMPORTANT

    PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY
                USING THE ENCLOSED ENVELOPE.